Exhibit 10.5

AMENDED AND RESTATED

LICENSE & COMMERCIALIZATION AGREEMENT

by and between

LEE’S PHARMACEUTICAL holdings Limited,

Zhaoke Pharmaceutical (HEFEI) Co. Ltd.,

lee’s pharmaceutical ( guangZhou ) limited

AND

PLX PHARMA llc

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TABLE OF CONTENTS

1. EFFECTIVE DATE	3
2. DEFINITIONS	3
3. WARRANTY; SUPERIOR-RIGHTS; SUPPORT	6
4. LICENSE; CERTAIN LICENSEE OBLIGATIONS	7
5. PAYMENTS AND REPORTS	11
6. TERM AND TERMINATION	14
7. INFRINGEMENT	16
8. ASSIGNMENT; CHANGE IN CONTROL	16
9. PATENT MARKING AND MAINTENANCE	17
10. INDEMNIFICATION	17
11. USE OF NAME	17
12. CONFIDENTIAL INFORMATION AND PUBLICATION	17
13. PATENTS AND INVENTIONS	18
14. GOVERNING LAW; JURISDICTION; VENUE	19
15. GENERAL	19

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AMENDED AND RESTATED LICENSE & COMMERCIALIZATION AGREEMENT

This Amended and Restated License & Commercialization Agreement (“Agreement”) is entered into by and between PLx Pharma LLC, a Texas limited liability company having a principal place of business located at 8285 El Rio, Suite 130, Houston, Texas 77054 (“PLx”) and LEE’S PHARMACEUTICAL Holdings Limited (“Lee’s”), Zhaoke Pharmaceutical (HEFEI) Co. Ltd. (“Zhaoke”), and LEE’S PHARMACEUTICAL (GUANGzHOU ) LIMITED (“Guangzhou” ) (Guangzhou and, collectively, together with Lee’s and Zhaoke, “Licensee”). PLx and Licensee (and, respectively, Lee’s, Zhaoke and Guangzhou) may individually be referred to as Party or collectively as Parties.

RECITALS

A.           PLx owns or is the exclusive licensee of certain Patent Rights and PLx Technology Rights related to Licensed Subject Matter mainly deriving from an Amended and Restated Patent License Agreement between PLx and the Board of Regents of the University of Texas System (“System”) dated December 11, 2009, as subsequently amended.

B.           Licensee desires to obtain a license from PLx to develop, register, manufacture, produce and Commercialize the Licensed Subject Matter in the Licensed Territory.

C.           Licensee and PLx entered into a license agreement dated March 12, 2012, which was subsequently amended by a First Amendment to License Agreement dated December 21, 2013 (collectively the “Original Agreement”).

D.           Effective December 31, 2013, PLx converted from a corporation to a limited liability company, changing its name from “PLx Pharma Inc.” to “PLx Pharma LLC.”

E.           The Parties desire to amend and restate the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

1. EFFECTIVE DATE

This Agreement is effective as of June 19, 2015 (the “Effective Date”).

2. DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated:

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2.1       “Affiliate” means:

(a)          any business entity at least 50% owned directly or indirectly by Licensee, or

(b)          any business entity that owns directly or indirectly at least 50% of Licensee; or

(c)          any business entity whose operations Licensee has the contractual right or voting power to control; or

(d)          any officer, director, employee, contract worker, and agent of Licensee.

2.2        “Actively Attempting to Commercialize” means a documented, effective, ongoing and active pursuit of approval from all Applicable Regulatory Authorities for the development, manufacturing, marketing and Sales of Licensed Product(s) within the Licensed Territory.

2.3        “Applicable Regulatory Authority” means the State Food and Drug Administration (“SFDA”) of the People’s Republic of China or any other Regulatory Authority with jurisdiction and authority within the Licensed Territory over approval and regulation of a given Licensed Product.

2.4        “cGMP Product” means a Licensed Product compliant with current Good Manufacturing Practices established by the Applicable Regulatory Authority.

2.5        “Change in Control” means (i) any sale of all or substantially all of a given entity’s assets, or (ii) any merger, consolidation, combination, reorganization, or recapitalization, as the result of which the holders of a majority of the voting control of such entity or the power in fact to control the management decision of such entity immediately before such transaction cease to retain majority voting control or cease to have the power to control the management decision as the result of such transaction.

2.6        “Clinical Trial Data” means all data, protocols, design, results, and other information related to, prepared for, derived from, or generated by any clinical trials or other testing conducted by Licensee (or any Sublicensee or contractor thereof) with respect to a Licensed Product.

2.7        “Commercialize” means having Sales of Licensed Product(s) to an independent entity in a bona fide commercial transaction.

2.8        “Combination Product” means any use of aspirin in combination with other drugs in products using the Licensed Subject Matter.

2.9        “Competing Product” means any gastrointestinal-safer formulation of any aspirin or aspirin derivative formulation.

2.10      “Distributor” means any third party appointed by Licensee or its Affiliates to distribute, market and sell Licensed Products purchased from Licensee or any of its Affiliates (regardless of whether such third party has the right or obligation to provide packaging or labeling services with respect to such Licensed Products), provided that such third party does not have the right to manufacture or produce any Licensed Products without the consent of PLx and does not otherwise own or license any intellectual property rights in the Licensed Products.

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2.11       “FDA” means the Food and Drug Administration of the United States of America.

2.12       “IND” means an application submitted to the Applicable Regulatory Authority for a Licensed Product that is reasonably equivalent to an Investigational New Drug application or a Treatment Investigational New Drug application submitted to the FDA under 21 C.F.R. Part 312.

2.13       2.13 “Licensed Field” means a composition comprising aspirin and one or more of the following: phospholipids, triglycerides, fatty acids, or glycolipids. For the sake of clarity, “Licensed Field” includes only those products that use solely aspirin with the Licensed Subject Matter, and excludes Combination Products. Licensee will need to obtain PLx approval for the marketing or development of any Combination Product, which approval will not be unreasonably withheld or delayed by PLx.

2.14       “Licensed Product(s)” means any product comprising, containing, incorporating, derived from, or combined with the Licensed Subject Matter.

2.15       “Licensed Property” means the Licensed Subject Matter and all Inventions.

2.16       “Licensed Subject Matter” means (i) inventions and discoveries covered by Patent Rights or PLx Technology Rights within Licensed Field, including the PLxGuardTM technology and (ii) all trademark rights held by PLx in the PLxGuardTM mark.

2.17       “Licensed Territory” means the People’s Republic of China, including Hong Kong and Macao Special Administrative Regions.

2.18       “NDA” means an application submitted to the Applicable Regulatory Authority for a Licensed Product that is reasonably equivalent to a New Drug Application or an Abbreviated New Drug Application submitted to the FDA under 21 C.F.R. Part 314.

2.19       “Net Sales” shall mean the gross proceeds of Sales made by Licensee or its Affiliates or its Sublicensees of Licensed Products in the Territory to a third party, less (i) quantity and/or cash discounts actually allowed or taken to the extent customary, (ii) customs duties, excise taxes, if any, directly related to the Sale of Licensed Products and actually paid, (iii) amounts allowed by reason of rejections and return of goods, (iv) third-party rebates related to the Sale of Licensed Products, to the extent allowed and actually paid, and (v) import tax, value-added tax, and other similar sales taxes related to the sale of Licensed Products to the extent customary and actually paid. The foregoing notwithstanding, in the calculation of Net Sales no deductions or exclusions shall be made for any management fees or similar payments made to Licensee, or for any withholding amounts for tax purposes or any other payments made solely for the benefit of Licensee.

2.20       “Optional Licensed Territory” means Cambodia, Indonesia, Laos, Malaysia, Myanmar, Papua New Guinea, Philippines, Singapore, Taiwan, Thailand, and Vietnam.

2.21       “Patent License Agreement” means that certain Amended and Restated Patent License Agreement between PLx and System dated December 11, 2009, as subsequently amended.

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2.22       “Patent Rights” means PLx’s rights in inventions or discoveries covered by patent(s) or patent applications listed in Attachment A, and any patent(s) issuing from the applications, all divisionals, continuations, reissues, revival, reexaminations or extensions thereof.

2.23       “PLx Technology Rights” means PLx’s rights in technical information, know-how, trade secrets, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings, databases, or other data related to the Licensed Product that are not covered by Patent Rights, but which are necessary for using the Licensed Subject Matter in a manner consistent with the intent of this Agreement.

2.24       “Regulatory Authority” means the Food and Drug Administration of the United States of America (“FDA”) or any comparable agency in a country outside the United States of America that is authorized to regulate the licensure, approval, manufacture, and sale of pharmaceuticals, biologics, dietary supplements, medical foods, Nutraceuticals, food additives, cosmetics, diagnostics, medical devices, and medical processes.

2.25       “Royalty” and “Royalties” means amounts due PLx under Section 5.2.

2.26       “Sales,” “Sale,” “Sold” or “Sell” means the transfer or disposition of a Licensed Product(s) for consideration to a party other than Licensee or its Affiliates .

2.27       “Sublicensee” means any third party to which Licensee has sub-licensed its rights on the Licensed Products, including the manufacturing rights under this Agreement. For the sake of clarity and for the purpose of this Agreement, a Distributor will not be considered a Sublicensee.

2.28       “System” means the University of Texas System and its affiliates.

2.29       “Valid Claim” means, on a country-by-country basis, a granted claim within the Patent Rights which has not been held invalid and/or unenforceable in a decision of a patent office, court or other government agency of competent jurisdiction, unappealable or unappealed within the time frame allowed for appeal.

It is agreed that the definitions above shall have the same meaning regardless of whether a term is used in the singular or plural form.

3. WARRANTY; SUPERIOR-RIGHTS; SUPPORT

3.1        Except for the rights of the Government of the United States, as set forth below, PLx represents and warrants its belief that (i) it is the exclusive licensee of the right, title, and interest in and to Licensed Subject Matter, (ii) it has the right to grant licenses hereunder, and (iii) it has not knowingly granted licenses to any other entity that would restrict rights granted to Licensee except as stated herein.

3.2        Licensee understands the Licensed Subject Matter has been developed under a funding agreement with the Government of the United States of America (“Government”), which may have certain rights relative thereto. This Agreement is explicitly made subject to the Government’s rights under any agreement and any applicable law or regulation. If there is a conflict between an agreement, applicable law or regulation and this Agreement, the terms of the Government agreement, applicable law or regulation shall prevail.

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3.3        Licensee understands and agrees that PLx, by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, ability to obtain regulatory approval, patentability, time and cost of development, and/or breadth of the Licensed Subject Matter.

3.4        To the knowledge of PLx, the inventions contained in the Patent Rights do not infringe any other patents now held or that will be held by others or by PLx.

3.5        Licensee, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by PLx or its employees to enter into this Agreement, and further warrants and represents that (i) it has conducted sufficient due diligence with respect to all items and issues pertaining to this Section 3 and all other matters pertaining to this Agreement; and (ii) Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and agrees to accept all risks inherent herein.

3.6        Licensee hereby represents that it does not—and will not during the term of this Agreement—develop, manufacture, or distribute any Competing Product.

3.7        Licensee and PLx agree that, during the term of this Agreement, PLx shall make its personnel reasonably available— including within the Licensed Territory —at a rate of [*] per person per day, plus all out-of-pocket expenses—for consultation with respect to the Licensed Subject Matter and any Licensed Product.

3.8        Licensee agrees (i) that each of Lee’s, Zhaoke, and Guangzhou is jointly and severally liable for the obligations of Licensee hereunder and (ii) that, in particular, Lee’s’ executing this Agreement as a party hereto was a material inducement to PLx’s entrance into this Agreement and acceptance of the terms hereof.

4. LICENSE; CERTAIN LICENSEE OBLIGATIONS

4.1        PLx hereby grants to Licensee an exclusive, royalty-bearing license under Licensed Subject Matter to develop, register, manufacture, have manufactured, use, distribute, have distributed, Sell, offer to Sell, import, lease, loan or otherwise Commercialize Licensed Product(s) in Licensee’s ordinary course of business within the Licensed Territory. This grant is subject to any rights held by the Government as set forth in Section 3.2, the payment by Licensee to PLx of all consideration as provided herein, and is further subject to the following rights retained by PLx and its academic collaborators (including System) to:

(a)          Publish the scientific findings from research related to Licensed Subject Matter subject to the terms of Section 12, Confidential Information and Publication; and

(b)          Use Licensed Subject Matter for research, teaching and other educationally-related purposes.

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4.2        Licensee may extend the license granted herein to any Affiliate, which Affiliate will be bound by this Agreement to the same extent as Licensee.

4.3        Licensee may grant distribution rights to Distributors. Licensee may only grant sublicensing rights consistent with this Agreement, and (except in the case of Licensee’s Affiliates) only with the prior written approval of PLx, which approval will not be unreasonably withheld or delayed. Licensee is responsible for the obligations of Sublicensee(s) under any sublicense relevant to this Agreement, including the payment of royalties or other consideration whether or not paid to Licensee by a Sublicensee. Licensee shall require and provide to PLx quarterly reports consistent with Section 5 herein for each Sublicensee. Licensee shall deliver to PLx a true and correct copy of each sublicense granted by Licensee to a Sublicensee, and any amendment, modification or termination thereof, within thirty (30) days after execution, modification, or termination. If this Agreement is terminated, Licensee’s interest in all existing sublicenses with any Sublicensees shall be regulated according to the provisions set forth in Section 6.4.

4.4        Licensee shall at all times use its best efforts to commercially develop, manufacture or have others manufacture, seek and obtain any necessary governmental approval, and actively promote, Sell and distribute Licensed Product(s) in the Licensed Territory, meeting, at a minimum, the following timeline (the requirements set forth in each of subsections 4.4(a) through (h) below are referred to herein as “Milestones”):

(a)          Licensee confirms that the IND for PL2200 100 mg aspirin will be submitted to the Applicable Regulatory Authority by [*]..

(b)          Within [*] months of Applicable Regulatory Authority approval of an IND, Licensee will commence subject dosing of a Phase I bioequivalence and pharmacodynamic study using a [*]aspirin dose and a minimum of [*] healthy subjects (the “Phase I Study”), the clinical endpoint of which is to assess [*]. Licensee will make all efforts to successfully complete the study within [*] of commencement.

(c)          Licensee will submit the Phase I Study results to the Applicable Regulatory Authority within [*] after completion of the Phase I Study.

(d)          Licensee will complete an operational production line (for the Licensed Product that is the subject of the Phase I Study) compliant with applicable regulations of the Applicable Regulatory Authority no later than [*].

(e)          Within [*] months after the successful completion of the Phase I Study and subject to the required approval by the Applicable Regulatory Authority, Licensee will commence subject dosing of a human clinical endoscopy trial (the “Phase III Study”):

(i)          using 100 mg dose PL2200 aspirin;

(ii)         including a minimum of [*];

(iii)        including the performance of endoscopy at [*],[*], and [*];

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(iv)        with clinical end points that are in line with the following: (A) a reduction in the risk of upper gastrointestinal ulcers (3mm or greater diameter) using [*] and (B) a lower gastrointestinal endpoint using [*]; and

(v)         Licensee will make all efforts to successfully complete the study within [*] of commencement.

(f)          Submission of an NDA within [*] months of the successful completion of the Phase III Study.

(g)          Licensee will provide PLx a commercial plan within [*] after the successful completion of the Phase III study provided for in Section 4.4 (e). The commercialization plan should be reasonable in scope and detail and reflect the information typically included in the industry for similar internal commercialization plans, such as market research to develop the product positioning, key messages and testing of key promotional materials such as visual aids and other brochures targeted to physicians and other healthcare professionals and patients, and key opinion leader communications and meetings, budget for the first year and forecasts for the second and third years of such plan, revenue and sales forecasts for three years, pricing strategies, production and supply chain strategies, branding strategies, labeling, advertising and public relations strategies.  Annual reports subsequent to a product launch shall also include market trends, market penetration, physician behavior, brand overview, detail summary by sales forces and sales by largest customers.

(h)          Licensee will commence commercial sales within [*] months of the final NDA approval by the Applicable Regulatory Authority.

All costs associated with the above items shall be the responsibility of Licensee, but Licensee may not initiate any clinical trial without the prior written consent of PLx, which consent will not be unreasonably withheld or delayed. Upon a failure of Licensee to satisfy any Milestone set forth in this Section 4.4, Licensee shall have [*] from the date on which such Milestone was to be completed in which to submit to PLx a revised plan for achieving the requirements under such Milestone (a “Revised Milestone Plan”), at which point PLx shall have, in its reasonable opinion, the option to either (i) terminate this Agreement at any time following the end of such [*] period or (ii) accept such Revised Milestone Plan, and, if deemed appropriate and necessary by the parties, cooperate with Licensee to effect such amendments to this Agreement as are necessary to revise the applicable Milestone in accordance with the Revised Milestone Plan.

4.5        In the event that Licensee determines that it requires a license from PLx for other intellectual property owned or controlled by PLx in the Licensed Field (“Other IP”) in order for Licensee to perform under this Agreement, PLx agrees to license such Other IP, to the extent so required, to Licensee.

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4.6        Licensee hereby covenants and agrees that it shall not (and shall cause its Affiliates not to), either directly or indirectly, market or sell Licensed Products into countries outside of the Licensed Territory. Without limiting the generality of the foregoing, with respect to such countries outside of the Licensed Territory, Licensee shall not (i) engage in any promotional activities relating to Licensed Products directed primarily to customers located in such countries, or (ii) solicit orders from any prospective purchaser located in such countries. Licensee will use best efforts to prevent third parties from purchasing Licensed Products from Licensee and reselling it outside the Licensed Territory (“Parallel Exportation”) and, if Licensee becomes aware that any third party is engaging in Parallel Exportation, Licensee shall (i) promptly inform PLx of same in writing and (ii) use best efforts to induce such third party to immediately cease such Parallel Exportation.

4.7        Licensee hereby covenants and agrees that it shall not (and shall cause its Affiliates not to), either directly or indirectly, market, distribute or sell Licensed Products for use outside of the Licensed Field. Without limiting the generality of the foregoing, Licensee shall not (i) engage in any promotional activities relating to Licensed Products directed at use outside of the Licensed Field, or (ii) solicit orders from any prospective purchaser for use of Licensed Products outside of the Licensed Field.

4.8        At least [*] days prior to the initial Sale of any Licensed Product in the Licensed Territory and on at least an annual basis thereafter, Licensee shall:

(a)          Provide PLx with samples of any Licensed Product to be Sold in the Licensed Territory; and

(b)          Provide PLx the opportunity and access necessary to audit and inspect Licensee’s facilities and operations in order to verify Licensee’s compliance with all regulations imposed by any Applicable Regulatory Authority.

4.9        If it is reasonably determined by PLx that Licensee’s development or production of a Licensed Product is not in full compliance with the regulations imposed by any Applicable Regulatory Authority, Licensee shall, immediately upon delivery of written notice from PLx of such non-compliance, cease all development, production, and distribution operations until such non-compliance has been remedied. Nothing in this Section 4.9 shall be construed so as to limit PLx’s ability to terminate this Agreement pursuant to Section 6.3(c).

4.10      Documentation.

(a)          During term of this Agreement, Licensee shall deliver to PLx (in all cases as soon as reasonably practicable) copies of the following (collectively, “Documentation”):

(i)          All applications, notices, inspection requests or reports, exceptions, determinations, correspondence or other documents provided by or to, or filed with, any Applicable Regulatory Authority with respect to any Licensed Product;

(ii)         Whether or not included in 4.10(a)(i) above, all Clinical Trial Data with respect to any Licensed Product; and

(iii)        all financial reports, press releases, or other disclosure materials published or disseminated by Licensee that discuss or relate to this Agreement or any Licensed Product.

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(b)          Licensee further agrees that it will provide PLx with

(i)          an English-language translation of all Documentation within four months of such Documentation being submitted; and

(ii)          a Chinese-language translation of all Documentation within one month of such Documentation being submitted.

(c)          PLx is hereby granted an exclusive license to use all Documentation in PLx’s own research and development activities and regulatory submissions, provided that, during the term of this Agreement, such research and development activities and regulatory submissions are conducted solely outside of the Licensed Territory.

4.11      Optional Licensed Territory.

(a)          PLx agrees that from the Effective Date through [*], PLx will not grant, other than to Licensee, any license to develop, register, manufacture, have manufactured, use, distribute, have distributed, Sell, offer to Sell, import, lease, loan or otherwise Commercialize Licensed Product(s) within the Optional Licensed Territory.

(b)          Any such license granted to Licensee with respect to the Optional Licensed Territory shall be granted only pursuant to an amendment to this Agreement, or pursuant to a separate definitive license and commercialization agreement to be entered into between PLx and Licensee or its respective Affiliates regarding the Commercialization of Licensed Products.

(c)          Licensee shall, within [*] days of receipt of any invoice from PLx for the external costs of the prosecution, maintenance, or enforcement of Patent Rights in the Optional Licensed Territory from the Effective Date through [*], deliver to PLx, via wire transfer of immediately available funds, payment in the amount of such invoiced costs.

5. PAYMENTS AND REPORTS

5.1        In consideration of rights granted by PLx to Licensee under this Agreement, Licensee will pay PLx as follows:

(a)          PLx and Licensee confirm that a one-time, non-refundable, non-creditable payment in the amount of [*] was paid within 30 days from the Original Agreement Effective Date.

(b)          Licensee will pay PLx a running royalty equal to [*] of Net Sales of Licensed Products (which running royalty will be reduced to (i) [*] upon the expiration of the last to expire of the Patent Rights having at least one Valid Claim covering the Licensed Products, with such reduced royalty payable for a period of [*] years after such expiration; and (ii) [*] after the expiration of the [*] period under point (i) above).

(c)          Licensee will pay PLx, within [*] of the Effective Date and whether or not any royalties become due in the future, a [*] non-refundable advance payment of royalties, such payment to be credited against the first [*] of payments due pursuant to Section 5.1(b) or Section 5.1(d).

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(d)          If, in the calendar year ended December 31, [*] or any subsequent calendar year until the expiration of all Patent Rights having at least one Valid Claim covering the Licensed Products, the annual running royalty payments required to be made pursuant to Section 5.1(b) do not aggregate to an amount greater than or equal to [*], then, regardless of whether there are Sales, an additional annual royalty payment in the amount equal to the difference between [*] and the aggregate running royalty payments actually made pursuant to Section 5.1(b) for such year, shall be due and payable within [*] days after the end of such calendar year.

(e)          Licensee will pay PLx an annual administrative fee of [*], initially payable on the first anniversary of the Effective Date, and then on each anniversary thereof until annual royalties totaling at least [*] are being paid under Section 5.1(b) and/or 5.1(d).

(f)          In the event of a significant change in market conditions (including, without limitations, in the regulatory, distribution and promotional conditions), PLx agrees, when requested by Licensee, to discuss in good faith a change in royalty terms. For example, conditions which may initiate such a discussion include (i) a greater than [*] reduction in reimbursement price of the Licensed Products by a relevant governmental authority, (ii) a new competing product with superior characteristics or (iii) a generic similar product achieving a market share in excess of [*] in the Licensed Territory.

5.2        PLx is solely responsible for payment of any royalty obligations to System with respect to any of the foregoing. Licensee shall be responsible for all license fees incurred in connection with or related to, directly or indirectly, the performance of its duties hereunder.

5.3        During the term of this Agreement and for [*] years thereafter, in addition to the information provided under Section 5.4 below, Licensee agrees to keep complete and accurate records of its and its Sublicensees’ Sales and Sales of Licensed Product(s) under the license granted in this Agreement, and any amounts otherwise due hereunder, in sufficient detail to enable Licensee to calculate and confirm the Royalties and other amounts payable hereunder and to provide access to and copies of such records on a periodic basis to PLx and its agents at such times and in such manner as PLx shall reasonably request. Licensee agrees to permit PLx or its representatives, at PLx’s expense, to periodically examine its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement. Such audits may, at PLx’s sole discretion, consist of a self-audit conducted by Licensee and certified in writing by an authorized officer of Licensee. PLx will endeavor to make sure the audits cause minimal disruption with the business of the Licensee and to limit the frequency of audit to once per year, unless in the reasonable discretion of PLx more frequent audit is determined to be appropriate. If the amounts due to PLx are determined to have been underpaid by [*] or greater, for the period being audited, Licensee will pay the cost of the examination and accrued interest at a rate of [*] above the prime rate, where the prime rate is defined as prime rate as published in the U.S. edition of the Wall Street Journal on the quarterly due date for which the payment was due.

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5.4        Royalties accrue as payments or consideration upon which a Royalty is due are actually received by Licensee, and are due and payable within [*] days after the end of the calendar quarter in which payment is received. Beginning immediately after the Effective Date, Licensee shall deliver to PLx a true and accurate written report certified by an authorized officer of Licensee, even if no payments are due PLx, giving the particulars of the business conducted by Licensee and its Sublicensee(s), if any, during the preceding three (3) calendar months under this Agreement as are pertinent to calculating payments hereunder. This report will include at least:

(a)          The Net Sales and total quantities of Licensed Product(s) sold; and

(b)          The calculation of Royalties and amounts payable thereon; and

(c)          The total royalties computed and due PLx; and

(d)          All other consideration received by Licensee relating to Licensed Product(s) and

(e)          Sublicenses; and

(f)          All other amounts due PLx herein.

5.5

(a)          Within [*] days after the end of each fiscal quarter following the Effective Date (until the first submission of an NDA), Licensee shall deliver to PLx (in a form reasonably satisfactory to PLx) a written report summarizing Licensee’s (and any Sublicensee’s) efforts and accomplishments during the preceding fiscal quarter in diligently developing Licensed Subject Matter in the Licensed Territory and Licensee’s (and Sublicensee’s) development plans for the upcoming fiscal quarter.

(b)          Within [*] days after the end of each fiscal quarter following the first submission of an NDA, Licensee shall deliver to PLx (in a form reasonably satisfactory to PLx) a written report summarizing Licensee’s (and any Sublicensee’s) efforts and accomplishments during the preceding fiscal quarter in diligently commercializing Licensed Subject Matter in the Licensed Territory and Licensee’s (and Sublicensee’s) commercialization plans for the upcoming fiscal quarter.

5.6        All amounts payable by Licensee hereunder, or otherwise referred to herein, shall be paid and denominated in United States funds without deductions for taxes, assessments, fees, or charges of any kind. When Licensee receives Royalties from a Sublicensee in a currency other than United States dollars, the earned Royalties first will be determined in the foreign currency in the country in which such royalties were earned, and then converted into equivalent United States funds. The exchange rate will be that rate published in the U.S. edition of the Wall Street Journal on the last day of the reporting period, and will be quoted in the continental terms method of quoting exchange rates (local currency per United States dollar). All Royalty payments which are not paid by Licensee by the sixty-first (61st) day after each quarterly payment date shall bear interest at a rate of three percent above the Prime Rate of United States Federal Reserve Bank, New York, New York. Such interest payments shall be calculated from the quarterly due dates until the payment is received by PLx. Payments shall be made via electronic funds transfer to:

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Correspondent Bank:

[*]

Credit to Beneficiary:

[*]

For Further Credit:

[*]

Licensee shall be responsible for any wire transfer fees and promptly notify PLx of such transfer.

6. TERM AND TERMINATION

6.1        The term of this Agreement is from the Effective Date for as long as Licensed Products are sold in the Licensed Territory, unless earlier terminated pursuant to Section 6.2 or 6.3 below.

6.2        If Licensee is current with its payments under Section 5, then at any time after the Effective Date, Licensee may terminate this Agreement upon [*] written notice to PLx.

6.3        Subject to any rights that survive termination, this Agreement will earlier terminate in its entirety:

(a)          upon [*] days written notice from: (i) PLx if Licensee becomes bankrupt or insolvent and/or if the business of Licensee is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise, or if Licensee seeks similar protection or relief under any equivalent mechanism provided for by the regulations of any applicable jurisdiction; or (ii) Licensee if PLX becomes bankrupt or insolvent and/or if the business of PLx is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of PLx or otherwise, or if PLx seeks similar protection or relief under any equivalent mechanism provided for by the regulations of any applicable jurisdiction; or

(b)          upon [*] days written notice from PLx if Licensee breaches or defaults on its obligation to make payments (if any are due) or reports, in accordance with the terms of Section 5 hereunder, unless, before the end of the day period, Licensee has cured the default or breach and so notifies PLx, stating the manner of the cure; or

(c)          upon [*] days written notice from PLx if Licensee is deemed to be non-compliant with any regulation imposed by any Applicable Regulatory Authority, as determined by PLx pursuant to Section 4.9 hereunder, unless, before the end of the day period, Licensee has cured the non-compliance and so notifies PLx, stating the manner of the cure; or

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(d)          upon [*] days written notice from PLx if Licensee breaches or defaults on any other material obligation under this Agreement, unless, before the end of the day period, Licensee has cured the default or breach and so notifies PLx, stating the manner of the cure; or

(e)          upon [*] days written notice from Licensee if PLx breaches or defaults on any material obligation under this Agreement, unless, before the end of the day period, PLx has cured the default or breach and so notifies Licensee, stating the manner of the cure; or

(f)          upon [*] days written notice from PLx if Licensee fails to reimburse PLx for payment of PLx’s invoices to prosecute, maintain and enforce Patent Rights as required by Section 7.2; or

(g)          at the sole option of PLx, upon any Change in Control of Licensee, unless the party or parties succeeding to such control execute and deliver to PLx [*] days of such Change in Control—in a form approved by PLx, which approval will not be unreasonably withheld or delayed—an agreement affirming such party’s or parties’ acceptance of the terms of this Agreement and, if applicable (in the case of a sale of assets, merger, or other transaction in which Licensee is not the surviving entity), assumption of Licensee’s obligations hereunder; or

(h)          at the sole option of PLx, upon a failure of Licensee to meet any Milestone set forth under Section 4.4, subject to the right of Licensee to submit a Revised Milestone Plan as set forth therein; or

(i)          at any time by mutual written agreement between Licensee and PLx, upon [*] days written notice to all parties and subject to any terms herein which survive termination.

6.4        If this Agreement is terminated before the expiration of the Patent Rights having at least one Valid Claim covering the Licensed Products sold in the People’s Republic of China the following shall apply:

(a)          nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination; and

(b)          in case of termination by Licensee in accordance with Section 6.2 and by PLx in accordance with Section 6.3 (a), (b), (c), (d), (f), (g) and (h), then (i) after the effective date of the termination, and for a period of no longer than [*], Licensee may Sell all Licensed Product(s) and parts thereof it has on hand as of the date of termination, if Licensee pays earned Royalties thereon and any other amounts according to the terms of Section 5; and (ii) Licensee covenants and agrees to continue to be bound by the provisions of Sections 10 (Indemnification), 11 (Use of Name), and 12 (Confidential Information and Publication) of this Agreement; and (iii) Licensee shall return all information, documents, notes and the like, together with all media upon which it or they are stored or represented, relating to the Licensed Subject Matter which is confidential or proprietary, in the reasonable opinion of PLx, including any Confidential Information, and shall further permanently delete all such information, documents, notes and the like from machine memories or other storage devices or media. In lieu of returning any machine memory or other data that contains a copy of information otherwise delivered to PLx in a convenient format, Licensee may delete from such memory all of the information delivered to PLx in a convenient format and certify such deletion to PLx; and (iv) PLx shall be deemed to have received from Licensee an assignment of all of Licensee’s right, title and interest in and to use of the Inventions, and Licensee shall have no continuing rights with respect thereto, to the extent that such use is in connection with or a part of the manufacture, sale, use or distribution of any Licensed Product.

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7. INFRINGEMENT

7.1        If Licensee is informed or becomes aware of any patent held by a third party that Licensee reasonably believes would be infringed by the continued Sale of Licensed Product(s), or by the use of Licensed Product(s) by its customers, or of the possible infringement by a third party of the Patent Rights granted hereunder, Licensee agrees to promptly inform PLx of same in writing.

7.2        PLx shall be responsible for prosecuting, maintaining and enforcing Patent Rights. Licensee shall, within [*] days of receipt of invoices from PLx for the costs of the prosecution, maintenance or enforcement of Patent Rights in the Licensed Territory, deliver to PLx, via wire transfer of immediately available funds, payment in the amount of such invoiced costs.

7.3        In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

7.4        PLx may request that Licensee join the prosecution of an infringer. If Licensee agrees, then Licensee and PLx shall jointly enforce Patent Rights against infringement by third parties and shall be entitled to retain any recovery from such enforcement. After deducting Licensee’s and PLx’s third-party, documented, unrecovered reasonable legal expenses incurred exclusively from such suit, any remaining recovery shall be divided equally between Licensee and PLx, and PLx will be entitled to a royalty payment on Licensee’s portion of such recovery. Such actions specified in this Section 7.4 shall be subject to the Patent License Agreement.

8. ASSIGNMENT; CHANGE IN CONTROL

8.1        This Agreement may not be assigned by Licensee without the prior written consent of PLx, except that Licensee may assign its rights hereunder to an Affiliate of Licensee without such prior written consent.

8.2        No later than [*] days after the effectiveness of any Change in Control of Licensee, Licensee shall give written notice to PLx of such Change in Control, upon receipt of which PLx shall have the option to terminate this Agreement pursuant to, and subject to the provisions of, Section 6.3(g).

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9. PATENT MARKING AND MAINTENANCE

Licensee shall permanently and legibly mark all products and documentation manufactured or Sold by its Affiliates or Sublicensee(s) pursuant to this Agreement with a patent notice as may be permitted or required under Title 35, United States Code, or if such marking is not practicable, shall so mark the accompanying outer box or product insert for Licensed Product(s) accordingly. Additionally, Licensee agrees to use the PLxGuardTM mark on all Products, unless otherwise requested by PLx and provided such use is allowed by the Applicable Regulatory Authority.

10. INDEMNIFICATION

10.1      Licensee agrees to hold harmless and indemnify, on a current basis, PLx, its parent and subsidiary entities, System, and each of their respective Boards of Directors, officers, employees, affiliates and agents from and against any liabilities, fines, penalties, damages, claims, demands, causes of action, or costs of suit, including reasonable attorney’s fees and costs, arising from or relating to any action or inaction by Licensee, Licensee's use of any Licensed Product or exercise of its rights hereunder or Licensee's business or operations, including without limitation costs arising on account of any injury or death of persons or damage to property, costs associated with any government investigation whether or not arising in whole or in part from the actual or alleged misconduct or negligence, including gross negligence, of any party indemnified hereunder. Each person indemnified pursuant to the foregoing shall be a third-party beneficiary of this section. PLx agrees to hold harmless and indemnify Licensee, its Board of Directors, officers, employees, and agents from and against any claims, demands, or causes of action whatsoever, or costs of suit or reasonable attorney’s fees, arising out of or resulting from a material breach of PLx’s obligations to the System with respect to the Patent Rights, including PLx’s obligations to make payments to the System.

10.2      Insurance

(a)          Licensee shall secure and keep in full force and effect product liability insurance providing coverage for the Licensee, as its interest may appear, in an amount [*] that is customary for the Licensed Territory, when and if available in the Licensed Territory.

(b)          Licensee shall provide PLx with written evidence of such insurance when in force and on the anniversary thereof for each following year during the term of this Agreement. Licensee shall provide PLx with written notice at least [*] days prior to the cancellation, non-renewal or material change in such insurance when in place.

11. USE OF NAME

PLx may not use the name of Licensee—and Licensee may not use the name of either PLx or System—without express written consent, except to the extent required by law, or in connection with enforcing its rights under this Agreement or with respect to the Licensed Property; except that the Parties agree to disclosure of the existence of this Agreement on their respective websites and in any joint or separate press release.

12. CONFIDENTIAL INFORMATION AND PUBLICATION

12.1      The Parties hereby incorporate by reference their obligations under that certain Confidentiality Agreement dated November 15, 2010 (the “Confidentiality Agreement”), and agree that such obligations shall (a) extend to any confidential information provided by either party pursuant to this Agreement and (b) survive until the third anniversary of the termination of this Agreement or the survival period contemplated in the Confidentiality Agreement, whichever is longer.

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12.2      Licensee shall not publish or make available for publication any research related to Licensed Subject Matter without the prior written consent of PLx, which consent shall not be unreasonably withheld or delayed.

13. PATENTS AND INVENTIONS

13.1      Except as otherwise provided by written agreement of the Parties with respect to certain products or applications for which PLx, in its sole and absolute discretion, deems it beneficial to establish alternative arrangements, the Parties agree that the Licensed Property includes all derivative works, copyrights, inventions, discoveries and other intangible personal property or rights created by Licensee or its agents in connection with the transactions and activities contemplated herein (collectively, the “Inventions”), and that all such Inventions shall be owned (subject to the Patent License Agreement) solely by PLx and shall be “works made for hire” for the benefit of PLx. At its option, PLx will prepare and file the appropriate patent applications as to the Licensed Territory, and Licensee will reimburse the reasonable cost of searching, preparing, filing, prosecuting, defending, and maintaining same with regard to the Licensed Territory. Licensee shall cause to be executed and shall deliver to PLx copies of all instruments, certificates and agreements as PLx shall reasonably request to establish and defend PLx’s rights in Inventions. To the extent that Licensee shall obtain any rights to the intellectual property rights of others in connection with its performance hereunder, or that relate to any use of the Licensed Subject Matter, Licensee shall obtain for PLx rights equal to those of Licensee, except that such rights shall survive termination of this Agreement. Licensee shall keep PLx fully informed of any additions to the Licensed Property resulting from its activities contemplated or permitted hereunder, including any Inventions or licenses created or obtained. Among other purposes, the foregoing is intended to provide PLx with such rights as Licensee held with respect to the Inventions, or any use thereof, upon the termination of this Agreement, except that PLx’s rights to utilize any rights obtained from third parties that relate to the Licensed Property shall continue for not less than [*] years following any termination of this Agreement. PLx shall have the right to audit Licensee’s and its agents and contract counterparties’ operations relating to the Licensed Property at any time, and to interview all persons and take copies of all writings, data and information, howsoever stored, recorded or maintained, as it shall reasonably deem appropriate under the circumstances, and Licensee shall ensure that any agreements with agents or others relating to the Licensed Property, other than licenses to commercial party end users who have no right or obligation to create any portion of the Licensed Property, ensure that PLx maintains such rights. Licensee shall cause its agents and employees to execute and deliver such instruments, agreements and certificates as shall be reasonably necessary to accomplishment of the foregoing and the perfection of PLx’s rights in the Licensed Property, including any rights to use, relicense or sale thereof.

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13.2      If Licensee develops a new Invention that may enhance the Licensed Property, Licensee will promptly notify PLx and provide PLx with adequate information necessary to evaluate such Invention. PLx agrees to consider new Inventions and to in good faith negotiate with Licensee to arrive at mutually agreeable consideration for new Inventions. Licensee shall be entitled to use such new Inventions, to the extent they may be applicable to other products not included under this Agreement, for its own exclusive use within the Licensed Territory at no cost to Licensee (provided that such new Inventions are not used in association with a Competing Product and that PLx is entitled to use such new Inventions at no cost to PLx in jurisdictions outside the Licensed Territory) subject to the conditions of Section 6.4(b)(iv).

14. GOVERNING LAW; JURISDICTION; VENUE

14.1       This Agreement shall be governed in all respects, including valid interpretation and effect, by the laws of the Special Administrative Region of Hong Kong, the People’s Republic of China. The courts of Special Administrative Region of Hong Kong, the People’s Republic of China, shall have exclusive jurisdiction and venue over any dispute arising out of this Agreement, and the Parties hereby consent to the jurisdiction of such courts.

15. GENERAL

15.1      This Agreement constitutes the entire and only agreement between the parties with respect to PLx’s license to Licensee of the Licensed Subject Matter for use in the Licensed Field and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both parties.

15.2      All correspondence and notices required by this Agreement shall be delivered by internationally recognized common carrier, addressed to:

PLx Pharma LLC

8285 El Rio, Suite 130

Houston, Texas 77007

FAX: 713.842.3052

PHONE: 713.842.1249

or in the case of Licensee to:

Lee’s Pharmaceutical Holdings Limited

Unit 110-111, Bio-Informatics Centre

No.2 Science Park West Avenue

Hong Kong Science Park, Shatin

Hong Kong

FAX: 852-2314-1708

PHONE: 852-2314-1282

or other addresses as may be given from time to time under the terms of this notice provision.

15.3      PLx and Licensee shall comply with all applicable federal, state and local laws and regulations in connection with their respective activities pursuant to this Agreement, including the transfer of products and technical data.

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15.4      It is understood that certain technologies and products are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other items (including but not limited to the Arms Export Control Act, as amended, the Export Administration Regulations and U.S. economic sanctions), and their obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and items may require a license or authorization from the appropriate agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency (including as controlled under U.S. law, release of technology, source code and technology data to non-U.S. persons). PLx neither represents that a license shall not be required nor that, if required, it shall be issued.

15.5      Failure of PLx to enforce a right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

15.6     The failure or delay of a party to enforce or to exercise, at any time for any period of time, any provision hereof or any right or remedy hereunder shall not be construed as a waiver of such provision or right or remedy or of the right of such party to enforce or exercise the same, provided, however, that such right or remedy is not time-barred or otherwise precluded by law or by a writing expressly waiving such right or remedy and signed by that party by the party seeking to assert such right or remedy. The written waiver by either party of a breach of any term or provision of this Agreement by the other party shall not be construed as a waiver of any subsequent breach.

15.7      Except as expressly and specifically provided under this Agreement, the parties agree that neither party is granted any implied rights to or under any of the other party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

15.8      Licensee and PLx agree their relationship with each other, as established by this Agreement, is that of licensor and licensee, and that this Agreement does not, is not intended to, and shall not be construed to establish a partnership or joint venture, nor shall this Agreement create or establish an employment, agency or any other relationship. Licensee shall not have any right, power or authority to, nor shall it represent itself as having any authority to, assume, create or incur any expense, liability or obligation, express or implied, on behalf of PLx, or otherwise act as an agent for such parties for any purpose.

15.9      Headings are included herein for convenience only and shall not be used to construe this Agreement.

15.10     If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.

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IN WITNESS WHEREOF, the Parties hereto have caused this to be executed by their duly authorized representatives.

PLx:

PLx Pharma LLC

By:	/s/ Ronald R. Zimmerman
Ronald R. Zimmerman, President and CEO
Date: June 19, 2015

LICENSEE:

LEE’S PHARMACEUTICAL holdings LIMITED

By:	/s/ Dr. Li Xiaoyi
Dr. Li Xiaoyi, Chief Executive Officer
Date: June 19, 2015

Seal

Zhaoke Pharmaceutical (HEFEI) Co. Ltd.

By:	/s/ Dr. Li Xiaoyi
Dr. Li Xiaoyi, Chief Executive Officer
Date: June 19, 2015

Seal

LEE’S PHARMACEUTICAL (GUANGZHOU) LIMITED
By:	/s/ Dr. Li Xiaoyi
Dr. Li Xiaoyi, Chief Executive Officer

Date: June 19, 2015

Seal

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